    As filed with the Securities and Exchange Commission on January 30, 2002
                                                       Registration No. 333-____

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -------------------

                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               -------------------

                     ENTRAVISION COMMUNICATIONS CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
                         (State or Other Jurisdiction of
                         Incorporation or Organization)

     2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404
                                 (310) 447-3870
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                 Walter F. Ulloa
                      Chairman and Chief Executive Officer
     2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404
                                 (310) 447-3870
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                    Copy to:

                               -------------------

                             Lance Jon Kimmel, Esq.
                                 Foley & Lardner
                       2029 Century Park East, 35/th/ Floor
                          Los Angeles, California 90067
                       (310) 277-2223; Fax: (310) 557-8475

                               -------------------

              Approximate Date of Commencement of Proposed Sale to
         the Public: As soon as practicable from time to time after the effective date of this registration statement.

                               -------------------


     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                              CALCULATION OF REGISTRATION FEE
=======================================================================================================================
                                                           Proposed Maximum     Proposed Maximum
     Title of Each Class of Securities     Amount to be   Offering Price Per   Aggregate Offering      Amount of
              to be Registered              Registered         Share(1)             Price(1)        Registration Fee
-----------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $.0001      3,896,580           $11.02           $42,940,311.60        $3,956.00
per share................................
=======================================================================================================================

(1) Estimated solely for purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. Based on the average of the high and low prices per share of Class A Common Stock of the registrant as reported on the New York Stock Exchange on January 28, 2002.

-------------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                  PROSPECTUS

                 Subject to Completion Dated January 30, 2002

                               3,896,580 SHARES

                    ENTRAVISION COMMUNICATIONS CORPORATION

                             CLASS A COMMON STOCK

     Berlwood Two, Ltd. (the "Selling Stockholder") is offering to sell up to 3,896,580 shares of our Class A common stock (the "Stock"). We are not offering or selling any of the Stock. The Selling Stockholder may sell the Stock on the open market at market price in ordinary broker transactions or in negotiated transactions, and it may pay broker commissions in connection with such transactions. We will not receive any of the proceeds of sale of the Stock nor pay any broker commissions in connection with such sales. Our Class A common stock is listed on the New York Stock Exchange under the symbol EVC. On January 29, 2002, the closing price of our Class A common stock was $11.10 per share.

                              ___________________

     You should carefully consider each of the risk factors described under "Risk Factors" beginning on page 6 of this prospectus.

                              ___________________

     The Selling Stockholder and any broker-dealer executing selling orders on behalf of or purchasing from the Selling Stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. Commissions received by any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

                              ___________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ___________________

              The date of this prospectus is _____________, 2002

                               TABLE OF CONTENTS

                                                                  Page
                                                                  ----
FORWARD-LOOKING STATEMENTS........................................  1

PROSPECTUS SUMMARY................................................  1

RISK FACTORS......................................................  6

USE OF PROCEEDS................................................... 14

SELLING STOCKHOLDERS.............................................. 14

DILUTION.......................................................... 15

PLAN OF DISTRIBUTION.............................................. 15

LEGAL MATTERS..................................................... 17

EXPERTS........................................................... 17

INCORPORATION OF DOCUMENTS BY REFERENCE........................... 17

INDEMNIFICATION................................................... 19

                          FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements, including statements concerning our expectations of future revenue, expenses, the outcome of our growth and acquisition strategy and the projected growth of the Hispanic population in the United States. Forward-looking statements often include words or phrases such as "will likely result," "expect," "will continue," "anticipate," "may," "estimate," "intend," "plan," "project," "outlook," "seek" or similar expressions. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed in the forward-looking statements. Factors which could cause actual results to differ from expectations include those discussed under the heading "Risk Factors" below. Our results of operations may be adversely affected by one or more of these factors. These factors do not include all factors which might affect our business and financial condition. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus.

                              PROSPECTUS SUMMARY

     You should read this summary together with the other information contained in other parts of this prospectus and the documents which are incorporated by reference. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. We will provide copies of documents incorporated by reference to you upon request and without cost to you.

     Unless the context otherwise requires, the terms "we" or "us" as used herein includes Entravision Communications Corporation, a Delaware corporation, and its subsidiaries.

Business Overview

     Introduction
     ------------

     We own and/or operate 47 television stations and 54 radio stations located primarily in the southwestern United States where the majority of U.S. Hispanics live, including the U.S./Mexican border markets. Our television stations consist primarily of affiliates of the two television networks of Univision Communications Inc. serving 22 of the top 50 U.S. Hispanic markets. Our radio stations consist of 39 FM and 15 AM stations serving portions of the Arizona, California, Colorado, Florida, Illinois, Nevada, New Mexico and Texas markets.

     We were organized as a Delaware limited liability company in January 1996 to combine the operations of our predecessor entities. On August 2, 2000 we completed a reorganization in which all of the outstanding direct and indirect membership interests of our predecessor were exchanged for shares of our Class A and Class B common stock and a $120 million subordinated note and option held by Univision was exchanged for shares of our Class C common stock.

     We generate revenue from sales of national and local advertising time on television and radio stations and advertising on our billboards and in our publication. Advertising rates are, in large part, based on each media's ability to attract audiences in demographic groups targeted by advertisers. We recognize advertising revenue when commercials are broadcast, outdoor services are provided and publishing services are provided. We incur commissions from agencies on local, regional and national advertising. Our revenue reflects deductions from gross revenue for commissions to these agencies.

     Our primary expenses are employee compensation, including commissions paid to our sales staffs and our national representative firms, marketing, promotion and selling, technical, local programming, engineering and general and administrative. Our local programming costs for television consist of costs related to producing a local newscast in most of our markets.

     Prior to our August 2, 2000 initial public offering, we had historically not had material income tax expense or benefit reflected in our statement of operations as the majority of our subsidiaries have been non-taxpaying entities. Federal and state income taxes attributable to income during such periods were incurred and paid directly by the members of our predecessor. However, we are now a taxpaying entity.

     Business Strategy
     -----------------

     We seek to increase our advertising revenue through the following strategies:

     Effectively Use Our Networks and Media Brands. We are the largest Univision
     ---------------------------------------------
television affiliate group for each of the Univision networks, the largest operator of Spanish-language radio stations and the largest centrally programmed Spanish-language radio network in the United States. Univision makes its networks' Spanish-language programming available to our television stations 24 hours a day, including a prime time schedule on its primary network of substantially all first-run programming (i.e., no reruns) throughout the year. We operate our radio networks using three primary formats designed to appeal to different listener tastes. We format the programming of our network and radio stations to capture a substantial share of the U.S. Hispanic audience.

     Invest in Media Research and Sales. We believe that continued use of
     ----------------------------------
reliable ratings and surveys will allow us to further increase our advertising rates and narrow the gap which has historically existed between our audience share and our share of advertising revenue. We use industry ratings and surveys, including Nielsen, Arbitron, the Traffic Audit Bureau and the Audit Bureau of Circulation, to provide a more accurate measure of consumers that we reach with our operations. We believe that our focused research and sales efforts will enable us to continue to achieve significant revenue growth.

     Continue to Build and Retain Strong Management Teams. We believe we have
     ----------------------------------------------------
one of the most experienced management teams in the industry. Walter F. Ulloa, our Chairman and Chief Executive Officer, Philip C. Wilkinson, our President and Chief Operating Officer, Jeanette Tully, our Chief Financial Officer, Jeffrey A. Liberman, the President of our Radio Division, and Glenn Emanuel, the President of our Outdoor Division, have an average of more than 20 years of media experience. We intend to continue to build and retain our key management personnel and to capitalize on their knowledge and experience in the Spanish-language markets.

     Emphasize Local Content, Programming and Community Involvement. We believe
     --------------------------------------------------------------
that local content in each market we serve is an important part of building our brand identity within the community. By combining our local news and quality network programming, we believe we have a significant competitive advantage. We also believe that our active community involvement, including station remote broadcasting appearances at client events, concerts and tie-ins to major events, helps to build station awareness and identity as well as viewer and listener loyalty.

     Increase In-Market Cross Promotion. Our strategy is to cross-promote our
     ----------------------------------
television, radio, outdoor and publishing properties. In addition, we believe we will add significant value to our advertisers by providing attractive media packages to target the Hispanic consumer.

     Target Other Attractive Hispanic Markets and Fill-In Acquisitions. We
     -----------------------------------------------------------------
believe our knowledge of, and experience with, the Hispanic marketplace will enable us to continue to identify acquisitions in the television, radio and outdoor markets. Since our inception, we have used our management expertise, programming and brand identity to improve our acquired media properties.

     Television
     ----------

     We own and/or operate Univision-affiliated stations in 22 of the top 50 Hispanic markets in the United States. Our television operations are the largest affiliate group of the Univision networks. Univision's primary network is the leading Spanish-language network in the United States, reaching more than 97% of all Hispanic households. Univision's primary network is the most-watched television network (English-or Spanish-language) among Hispanic households, representing approximately an 81% market share of the U.S. Spanish-language network television primetime audience as of December 2001. Univision's networks make available to our Univision-affiliated stations 24 hours a day of Spanish-language programming. Univision's prime time schedule on its primary network is all first-run programming (i.e., no reruns) through the year. We believe that the breadth and diversity of Univision's programming, combined with our local news and community-oriented segments, provide us with an advantage over other Spanish-language and English-language broadcasters in reaching Hispanic viewers. Our local content is designed to brand each of our stations as the best source for relevant community information that accurately reflects local interests and needs. As a result, all but one of our Univision affiliated stations rank first in Spanish-language television viewership in their markets.

     Radio
     -----

     We currently own and/or operate 54 radio stations in 24 markets. Our radio stations cover in aggregate approximately 58% of the Hispanic population and 53 of our stations are located in the top 50 Hispanic markets. Our radio operations combine network programming with local time slots available for advertising, news, traffic, weather, promotions and community events. This strategy allows us to provide quality programming with significantly lower costs of operations than we could otherwise deliver solely with independent programming.

     Outdoor Advertising/Publishing
     ------------------------------

     Our outdoor and publishing operations complement our television and radio businesses and will allow for cross-promotional opportunities. Because of its repetitive impact and relatively low cost, outdoor advertising attracts national, regional and local advertisers. We offer the ability to target specific demographic groups on a cost-effective basis as compared to other advertising media. In addition, we provide businesses with advertising opportunities in locations near their stores or outlets.

     Our outdoor portfolio adds to our television and radio reach by providing local advertisers with significant coverage of the Hispanic communities in Los Angeles and New York. Our outdoor advertising strategy is designed to complement our existing television and radio businesses by allowing us to capitalize on our Hispanic market expertise. The primary components of our strategy are to leverage the strengths of our inventory, continue to focus on ethnic communities and increase market penetration.

     We publish El Diario/la Prensa, the oldest major Spanish-language daily newspaper in the United States and one of only two Spanish-language newspapers in New York. The newspaper reports news of interest to the Hispanic community, focusing primarily on local news events and daily occurrences in Latin America. El Diario/la Prensa has a daily paid circulation of over 58,000 as of December 31, 2001, up from 55,000 as of December 31, 2000.

     Recent Developments
     -------------------

     In August 2001, we entered into an agreement with Lotus Hispanic Reps Corp. to establish a company named Lotus/Entravision Reps LLC. Lotus/Entravision is the exclusive national advertising representative for all Spanish-language radio stations owned or operated by Lotus Communications and us, as well as other radio stations currently represented by Lotus Hispanic Reps. Lotus/Entravision represents over 130 Spanish-language radio stations serving 50 markets in the United States. Lotus Hispanic Reps and we own Lotus/Entravision equally, have equal representation on its board of directors and serve as co-managers.

     Our business and operations are subject to numerous risks, some of which are described in the "Risk Factors" section beginning on page 6 of this prospectus.

The Offering

     This prospectus concerns an offering of the Stock by the Selling Stockholder. We are not offering or selling any of the Stock. We are registering the Stock in connection with certain rights we granted to the assignor of the Selling Stockholder when we issued our secured promissory note dated December 18, 2000 in the principal amount of $37,500,000 (the "Note").

     We issued the Note to Jasas-27, Inc. and Jasas Broadcasting 27, L.P. in connection with our purchase of television station WUNI-TV, Boston, Massachusetts. Through a series of assignments, the Note was assigned to the Selling Stockholder. The Note is payable as follows:

     . Interest only is due beginning 13 months after the date of the Note and is payable quarterly.

     . Principal is due in five equal annual installments beginning 13 months after the date of the Note.

     .    The Note may be prepaid at any time without premium or penalty.

     We have the option to make payments under the Note in any combination of cash or our registered Class A common stock, valued at the average of the last trading price for our Class A common stock for the 20 days prior to delivery of the shares to the Selling Stockholder. We have elected to pay the Selling Stockholder up to 3,896,580 shares of our Class A common stock and will issue the shares to the Selling Stockholder when this registration statement, of which this prospectus is a part, is effective.

     The Selling Stockholder is not required to sell the Stock and sales of the Stock are entirely at the discretion of the Selling Stockholder. The Selling Stockholder may sell the Stock either on the open market at market price in ordinary broker transactions or in negotiated transactions, or they may sell the Stock under Rule 144 of the Securities Act of 1933, as amended, and they may pay broker commissions in connection with such transactions. We will not receive any of the proceeds of sale of the Stock nor pay any broker commissions in connection with such sales. We will pay the costs of registering the sale of the Stock by the Selling Stockholder with the Securities and Exchange Commission and any required state securities agencies.

     Our Class A common stock is listed on the New York Stock Exchange under the symbol "EVC." On January 29, 2002, the closing price for our Class A common stock was $11.10 per share.

Class A Common Stock Offered by the Selling Stockholder.........3,896,580 Shares

New York Stock Exchange Symbol...............................................EVC

                                Walter F. Ulloa
                     Chairman and Chief Executive Officer
                    Entravision Communications Corporation
                    2425 Olympic Boulevard, Suite 6000 West
                        Santa Monica, California 90404
                                (310) 447-3870

                                  RISK FACTORS

     Investing in our common stock involves a significant degree of risk. You should carefully consider the following risk factors and all the other information contained in this prospectus or incorporated by reference before investing in our common stock. If any of the following risks actually occurs, our business, financial condition and results of operations could suffer, in which case the trading price of our common stock may decline.

                          Risks Related To Our Business

We have a history of losses that if continued into the future could adversely affect the market price of our Class A common stock and our ability to raise capital.

     We had net losses of approximately $40.0 million and $92.2 million for the years ended December 31, 1999 and 2000, and $79.2 million and $43.9 million for the nine month periods ended September 30, 2000 and 2001. In addition, we had a pro forma net loss of $86.3 million for the year ended December 31, 2000, and a net loss applicable to common stock of $48.5 million for the nine month period ended September 30, 2001. We believe losses may continue while we pursue our acquisition strategy. If we cannot generate profits in the future, it could adversely affect the market price of our Class A common stock, which in turn could adversely affect our ability to raise additional equity capital or to incur additional debt.

Cancellations or reductions of advertising could cause our results to fluctuate, which could adversely affect the market price of our Class A common stock.

     We do not obtain long-term commitments from our advertisers, and advertisers may cancel, reduce or postpone orders without penalty. Cancellations, reductions or delays in purchases of advertising could adversely affect our revenue, especially if we are unable to replace such purchases. Economic, political and other risks associated with international sales and operations could adversely affect our sales. Our expense levels are based, in part, on expected future revenue and are relatively fixed once set. Therefore, unforeseen fluctuations in advertising sales could adversely impact our operating results. These factors could cause our quarterly results to fluctuate, which could adversely effect the market price of our Class A common stock.

If we cannot successfully integrate our recent and future acquisitions, it could decrease our revenue or increase our costs.

     To integrate these and other pending and future acquisitions, we need to:

     .    retain key management and personnel of acquired properties;

     .    successfully merge corporate cultures and business processes;

     .    realize sales efficiencies and cost reduction benefits; and

     . operate successfully in markets in which we may have little or no prior experience.

     In addition, after we have completed an acquisition, our management must be able to assume significantly greater responsibilities, and this in turn may cause them to divert their attention from our existing operations. We believe these challenges are more pronounced when we enter new markets rather than expand further in existing markets. If we are unable to completely integrate into our business the operations of the properties that we have recently acquired or that we may acquire in the future, our revenue could decrease or our costs could increase.

     One of our strategies is to supplement our internal growth by acquiring media properties that complement or augment our existing markets. This growth has placed, and may continue to place, significant demands on our management, working capital and financial resources. We may be unable to identify or complete acquisitions for many reasons, including:

     .    competition among buyers;

     . the need for regulatory approvals, including FCC and antitrust approvals; and

     .    the high valuations of media properties.

     Some of the media properties we may seek to acquire may be marginally profitable or unprofitable. For these acquired media properties to achieve acceptable levels of profitability, we must improve their management, operation and market penetration. We may not be successful in this regard and may encounter other difficulties in integrating acquired media properties into our existing operations.

If we cannot raise required capital, we may have to curtail existing operations and our future growth through acquisitions.

     We may require significant additional capital for future acquisitions and general working capital needs. If our cash flow and existing working capital are not sufficient to fund future acquisitions and our general working capital requirements and debt service, we will have to raise additional funds by selling equity, refinancing some or all of our existing debt or selling assets or subsidiaries. None of these alternatives for raising additional funds may be available on acceptable terms to us or in amounts sufficient for us to meet our requirements. Our failure to obtain any required new financing may prevent future acquisitions and have a material adverse effect on our ability to grow through acquisitions.

Our substantial level of debt could limit our ability to grow and compete.

     We have approximately $214.0 million of debt outstanding under our bank credit facility. We expect to obtain a portion of our required capital through debt financing that bears or is likely to bear interest at a variable rate, subjecting us to interest rate risk. A significant portion of our cash flow from operations will be dedicated to servicing our debt obligations and our ability to obtain additional financing may be limited.

     We may not have sufficient future cash flow to meet our debt payments, or we may not be able to refinance any of our debt at maturity. We have pledged substantially all of our assets to our lenders as collateral. Our lenders could proceed against the collateral granted to them to repay outstanding indebtedness if we are unable to meet our debt service obligations. If the amounts outstanding under our bank credit facility are accelerated, our assets may not be sufficient to repay in full the money owed to such lenders.

The terms of our bank credit facility restrict our ability to make acquisitions or investments and to obtain additional financing.

     Our bank facility requires us to maintain specific financial ratios. A breach of any of the covenants contained in our bank credit facility could allow our lenders to declare all amounts outstanding under such facilities to be immediately due and payable.

Univision has significant influence over our business.

     Univision, as the holder of all of our Class C common stock, has significant influence over material decisions relating to our business, including the right to elect two of our directors, and the right to approve material decisions involving our company, including any merger, consolidation or other business combination, any dissolution of our company and any transfer of the FCC licenses for any of our Univision-affiliated television stations. Univision's ownership interest may have the effect of delaying, deterring or preventing a change in control of our company and may make some transactions more difficult or impossible to complete without its support.

Our television ratings and revenue could decline significantly if our relationship with Univision or if Univision's success changes in an adverse manner.

     If our relationship with Univision changes in an adverse manner, or if Univision's success diminishes, it could have a material adverse effect on our ability to generate television advertising revenue on which our television business depends. Univision's ratings might decline or Univision might not continue to provide programming, marketing, available advertising time and other support to its affiliates on the same basis as currently provided. Additionally, by aligning ourselves closely with Univision, we might forego other opportunities that could diversify our television programming and avoid dependence on Univision's television networks. Univision's relationships with Grupo Televisa, S.A. de C.V. and Corporacion Venezolana de Television, C.A., or Venevision, are important to Univision's, and consequently our, continued success.

Our ongoing success is dependent upon the continued availability of certain key employees.

     We are dependent in our operations on the continued availability of the services of our employees, many of whom are individually key to our current and future success, and the availability of new employees to implement our company's growth plans. In particular, we are dependent upon the services of Walter F. Ulloa, our Chairman and Chief Executive Officer, and Philip C. Wilkinson, our President and Chief Operating Officer. In August 2000, we have entered into five-year employment agreements with Messrs. Ulloa and Wilkinson. The market for skilled employees is highly competitive, especially for employees in technical fields. While our compensation programs are intended to attract and retain the employees required for us to be successful, there can be no assurance that we will be able to retain the services of all of our key employees or a sufficient number to execute on our plans, nor can there be any assurances that we will be able to continue to attract new employees as required.

Risks associated with terrorism.

     In the event of a terrorist attack on our facilities and properties, we do not believe that we would be vulnerable to significant or prolonged disruptions in our ability to broadcast or provide other media services. We do not believe that, but we do not know whether, our network television programming would be vulnerable to significant or prolonged disruptions in the event of a terrorist attack. The effect of any resulting decline in our revenue cannot be determined.

  Risks Related to the Television, Radio, Outdoor Advertising and Publishing Industries

If we are unable to maintain our Federal Communications Commission license at any station, we would have to cease operations at that station.

     The success of our television and radio operations depends, in part, on acquiring and maintaining broadcast licenses issued by the FCC, which are typically issued for a maximum term of eight years and are subject to renewal. Pending or future renewal applications submitted by us may not be approved, and renewals may include conditions or qualifications that could restrict our television and radio operations. In addition, third parties may challenge our renewal applications. If the FCC were to issue an order denying a license renewal application or revoking a license, we would be required to cease operating the broadcast station covered by the license.

Our failure to maintain our FCC broadcast licenses could cause a default under our bank credit facility and cause an acceleration of our indebtedness.

     Our bank credit facility requires us to maintain our FCC licenses. If the FCC were to revoke any of our material licenses, our lender could declare all amounts outstanding under the bank credit facility to be immediately due and payable. If our indebtedness is accelerated, we may not have sufficient funds to pay the amounts owed.

Displacement of any of our low-power television stations could cause our ratings and revenue for any such station to decrease.

     A significant portion of our television stations are licensed by the FCC for low-power service only. Our low-power television stations operate with far less power and coverage than our full-power stations. The FCC rules under which we operate provide that low-power television stations are treated as a secondary service. In the event that our stations would cause interference to full-power stations, we are required to eliminate the interference or terminate service. As a result of the FCC's initiation of digital television service and actions by Congress to reclaim broadcast spectrum, channels 52-69 previously used for broadcasting will be cleared and put up for auction to wireless services or assignment to public safety services. The result is that in a few urban markets where we operate, including Washington, D.C. and San Diego, there are a limited number of alternative channels to which our low-power television stations can migrate as they are displaced by full-power broadcasters and non-broadcast services. If we are unable to move our signals to replacement channels, we may be unable to maintain the same level of service, which could harm our ratings and advertising revenue or, in the worst case, cause us to discontinue operations at those low-power stations.

The required conversion to digital television could impose significant costs on us which may not be balanced by consumer demand.

     The FCC requires us to provide a digitally transmitted signal ("DTV") by May 1, 2002 for all of our U.S. television stations and, possibly, to stop broadcasting analog signals by 2006 if the market penetration of DTV receivers reaches certain levels. The FCC recently released rules which allow our company to initially satisfy its DTV conversion obligation by broadcasting a digital signal that serves, at least, each station's applicable community of license. In most instances, this new rule will permit us to temporarily install facilities of a lower-power level, which will not require the initial degree of capital investment we had anticipated to meet the requirements of our stations' DTV authorizations. Our initial costs of converting the qualifying television stations to DTV, therefore, will be considerably lower than it would have been if we were required to operate pursuant to our DTV authorizations by the May 1, 2002 deadline. Our final costs to convert our television stations to full-power DTV could be significant, and there may not be sufficient consumer demand for DTV services to recover our investment in DTV facilities.

Changes in the rules and regulations of the FCC could result in increased competition for our broadcast stations that could lead to increased competition in our markets.

     Recent and prospective actions by the FCC could cause us to face increased competition in the future. The changes include:

     . relaxation of restrictions on the participation by regional telephone operating companies in cable television and other direct-to-home audio and video technologies;

     . the establishment of a Class A television service for low-power stations that makes such stations primary stations and gives them protection against full-service stations;

     . procedures for licensing low-power FM radio stations that will be designed to serve small localized areas and niche audiences; and

     . permission for direct broadcast satellite television to provide the programming of traditional over-the-air stations, including local and out-of-market network stations.

Because our full-power television stations rely on "must carry" rights to obtain cable carriage, new laws or regulations that eliminate or limit the scope of our cable carriage rights could have a material adverse impact on our television operations.

     Pursuant to the "must carry" provisions of the Cable Television Consumer Protection and Competition Act of 1992, a broadcaster may demand carriage on a specific channel on cable systems within its market. However, the future of those "must carry" rights is uncertain, especially as they relate to the carriage of digital television stations. The current FCC rules relate only to the carriage of analog television signals. It is not clear what, if any, "must carry" rights television stations will have after they make the transition to digital television. New laws or regulations that eliminate or limit the scope of our cable carriage rights could have a material adverse impact on our television operations.

     Our low-power television stations do not have cable "must carry" rights. In seven markets where we currently hold only a low-power license we may face future uncertainty with respect to the availability of cable carriage. With the exception of the San Angelo market, all of our low-power stations reach a substantial portion of the Hispanic cable households in their respective markets with their over-the-air broadcasts.

The policies of direct broadcast satellite companies may make it more difficult for their customers to receive our local broadcast station signals.

     The Satellite Home Viewer Improvement Act of 1999 ("SHVIA") allows direct broadcast satellite ("DBS") television companies (currently DirecTV and EchoStar/Dish Network) for the first time to transmit local broadcast television station signals back to their subscribers in local markets. In exchange for this privilege, however, SHVIA requires that in television markets in which a DBS company elects to pick-up and retransmit any local broadcast station signals, the DBS provider must also offer to its subscribers signals from all other qualified local broadcast television stations in that market. This is known as the "carry one/carry all" rule. Our broadcast television stations in markets for which DBS operators have elected to carry local stations, have sought to qualify for carriage under this rule, which we expect will increase our viewership in those markets. A problem has arisen however, in the way that one of the DBS operators has implemented the carry one/carry all rule. In order to get signals from all local stations, including the signals from our stations, EchoStar/Dish Network subscribers are being required to install a second receiving dish. This is an inconvenience for the typical DBS subscriber and, as a result, limits the size of the viewership for our stations available only on the "second dish" under the carry one/carry all rule. There is a proceeding pending at the FCC to determine if DBS operators, in carrying out their SHVIA obligations, can require use of a second dish for carriage of local signals.

If we are unable to compete effectively for advertising revenue against other stations and other media companies, some of which have greater resources than we do, we could suffer a decrease in advertising revenue.

     We compete with Spanish-language and general market media in each of our business segments. Some of our competitors are larger and have significantly greater resources than we do. In addition, the Telecommunications Act facilitates the entry of other broadcasting companies into the markets in which we operate stations or may operate stations in the future. If we are unable to compete successfully in the markets we serve, we may suffer a decrease in advertising revenue, which could adversely affect our business and financial condition.

If regulation of outdoor advertising increases, we could suffer decreased revenue from our outdoor operations.

         Our outdoor operations are significantly impacted by federal, state and local government regulation of the outdoor advertising business. These regulations impose restrictions on, among other things, the location, size and spacing of billboards. If we are required to remove our existing billboards, or are unable to construct new billboards or reconstruct damaged billboards, our outdoor business could be harmed. In addition, we may not receive compensation for billboards that we may be required to remove in the future.

         Additional regulations may be imposed on outdoor advertising in the future. Legislation regulating the content of billboard advertisements has been introduced and passed in Congress from time to time in the past. Additional regulations or changes in the current laws regulating and affecting outdoor advertising at the federal, state or local level may harm the results of our outdoor operations.

Strikes, work stoppages and slowdowns by our employees could disrupt our publishing operations.

         Our publishing business depends to a significant degree on our ability to avoid strikes and other work stoppages by our employees. The Newspaper and Mail Deliverers' Union of New York and Vicinity and the Newspaper Guild of New York represent our publishing employees. Our collective bargaining agreement with the Newspaper and Mail Deliverers' Union of New York and Vicinity expires on March 30, 2004. Our collective bargaining agreement with the Newspaper Guild of New York expires on June 30, 2002. We anticipate that negotiations will commence prior to the expiration of the agreement. Future collective bargaining agreements may not be negotiated without service interruptions, and the results of these negotiations may result in decreased revenue in our publishing operations.

             Risks Related To Our Capital Structure and Common Stock

Our officers and directors and stockholders affiliated with them own a large percentage of our voting stock.

         As of January 28, 2002, Walter F. Ulloa, our Chairman and Chief Executive Officer, Philip C. Wilkinson, our President and Chief Operating Officer, and Paul A. Zevnik, our Secretary, own all of the shares of our Class B common stock, and have approximately 75% of the combined voting power of our outstanding shares of common stock. The holders of our Class B common stock are entitled to ten votes per share on any matter subject to a vote of the stockholders. Accordingly, Messrs. Ulloa, Wilkinson and Zevnik will have the ability to elect each of the remaining members of our board of directors, other than the two members of our board of directors to be appointed by Univision, and will have control of all aspects of our business and future direction. Messrs. Ulloa, Wilkinson and Zevnik have agreed contractually to elect themselves and a representative of TSG Capital Fund III, L.P. as directors of our company. This control may discourage certain types of transactions involving an actual or potential change of control of our company, such as a merger or sale of our company.

         Consequently, our directors and executive officers, acting in concert, will have the ability to significantly affect the election of our directors and have a significant effect on the outcome of corporate actions requiring stockholder approval. Such concentration may also have the effect of delaying or preventing a change of control of our company.

Stockholders who desire to change control of our company may be prevented from doing so by provisions of our first restated certificate of incorporation, as amended, applicable law and our credit agreement. Our restated certificate of incorporation and other agreements contain provisions that could discourage a takeover.

         Our restated certificate of incorporation could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. The provisions of our restated certificate of incorporation could diminish the opportunities for a stockholder to participate in tender offers. In addition, under our restated certificate of incorporation, our board of directors may issue preferred stock that could have the effect of delaying or preventing a change in control of our company. The issuance of preferred stock could also negatively affect the voting power of holders of our common stock. The provisions of our restated certificate of incorporation may have the effect of discouraging or preventing an acquisition or sale of our business. In addition, Section 203 of the Delaware General Corporation Law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock.

         The transfer restrictions imposed on the broadcast licenses we own also restrict the ability of third parties to acquire us. Control of our licenses may only be transferred with prior approval by the FCC. Accordingly, the number of potential transferees of our licenses is limited, and any acquisition, merger or other business combination involving our company would be subject to regulatory approval.

         In addition, the documents governing our indebtedness contain limitations on our ability to enter into a change of control transaction. Under these documents, the occurrence of a change of control transaction, in some cases after notice and grace periods, would constitute an event of default permitting acceleration of our outstanding indebtedness.

The issuance by us of preferred stock could affect the rights of our other stockholders.

         Our restated certificate of incorporation authorizes our board of directors to issue up to 50,000,000 shares of preferred stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of preferred stock, to fix the number of shares constituting any such series, and to fix the designation of any such series, without further vote or action by its stockholders. The terms of any series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of the holders of common stock and thereby reduce the value of our common stock. We have approximately 5.9 million shares of Series A convertible preferred stock outstanding. We have no present plans to issue any additional shares of preferred stock. The issuance of preferred stock, coupled with the concentration of ownership of common stock in certain directors and executive officers, could discourage certain types of transactions involving an actual or potential change in control of our company. This includes transactions in which the holders of common stock might otherwise receive a premium for their shares over then current prices, otherwise dilute the rights of holders of common stock, and may limit the ability of such stockholders to cause or approve transactions which they may deem to be in their best interests. All of this could have a material adverse effect on the market price of our common stock.

Our restated certificate of incorporation limits the liability of our directors, which may limit the remedies that we or our stockholders have available.

         Our restated certificate of incorporation provides that, pursuant to the Delaware General Corporation Law, the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by us, or in our right, for breach of a director's duties to us or our stockholders and may limit the remedies available to us or our stockholders. This provision does not eliminate the directors' fiduciary duty and does not apply for certain liabilities: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to our best interests or our stockholders or that involve the absence of good faith on the part of the director; and (iii) for any transaction from which a director derived an improper personal benefit.

                                 USE OF PROCEEDS

         The Selling Stockholder is selling the Stock and will receive all of the proceeds from any sales. We will not receive any sales proceeds.

                              SELLING STOCKHOLDERS

         All of the Stock being offered in this prospectus is being offered by the Selling Stockholder listed below. We have registered this offering in connection with certain rights we granted to the assignor of the Selling Stockholder under the Note. The Selling Stockholder is not required to sell all or any of the Stock. The Stock consists of up to 3,896,580 shares of our Class A common stock which we will issue to the Selling Stockholder when the registration statement, of which this prospectus is a part, is declared effective.

                              Shares Owned              Shares to be             Shares Owned
Name                       Upon Issuance (1)        Sold in Offering (1)      After Offering (2)
----                       -----------------        --------------------      ------------------

                         Number      Percentage    Number      Percentage   Number      Percentage
                         ------      ----------    ------      ----------   ------      ----------
Berlwood Two, Ltd.     3,896,580        5.6%     3,896,580        5.6%         0             0

-------------
(1) Consists of the maximum number of shares of Class A common stock which may be issued to the Selling Stockholder.

(2) Assumes the completion of this offering and that the Selling Stockholder disposes of all of its shares of Class A common stock covered by this prospectus, that it does not dispose of Class A common stock owned but not covered by this prospectus and that it does not acquire any additional shares of Class A common stock.

         Percentage of ownership for the Selling Stockholder is calculated based on 66,144,109 shares of Class A common stock outstanding on January 28, 2002, after giving effect to the issuance of the Stock to the Selling Stockholder. Percentage of ownership for the Selling Stockholder is 3.3% based on all shares of all classes of our common stock outstanding on January 28, 2002, after giving effect to the issuance of the Stock to the Selling Stockholder. Beneficial ownership is determined in accordance with the SEC Rule 13d-3 and generally includes shares over which the holder has voting or investment power, subject to community property laws. All shares of Class A common stock obtainable upon conversion of securities or exercise of stock options or warrants (including those that are not currently exercisable but will become exercisable within 60 days hereafter) are considered to be beneficially owned by the person holding the options or warrants for computing that person's percentage, but are not treated as outstanding for computing the percentage of any other person.

                                    DILUTION

         Purchasers of our Class A common stock offered by this prospectus will suffer an immediate and substantial dilution in net tangible book value per share. Dilution is the amount by which the offering price paid by the purchasers of the shares of Class A common stock will exceed the net tangible book value per share of our common stock after this offering. The net tangible book value per share of common stock is determined by subtracting total liabilities from the total tangible assets and dividing the difference by the number of shares of our common stock deemed to be outstanding on the date the tangible book value is determined. As of September 30, 2001, we had a deficit tangible book value of $(283.7) million, or $(2.45) per share. After giving effect to the conversion of $37.5 million from debt to equity, our deficit tangible book value per share at September 30, 2001 is a deficit of $(246.3) million, or $(2.06) per share. Assuming the sale of 3,896,580 shares at an offering price of $11.10 per share, our net tangible book value as of September 30, 2001 would have been a deficit of $(246.3) million, or $(2.06) per share. This represents an immediate dilution to new investors of $13.16 per share. The following table illustrates this per share dilution:

                                                                                  Per Share
                                                                                  ---------
         Assumed offering price (1)..............................................   $11.10
                                                                                    ------
         Deficit tangible book value per share as of September 30, 2001..........    (2.45)
         To give effect of debt conversion.......................................     0.39
                                                                                    ------
         Deficit tangible book value after this offering.........................    (2.06)
                                                                                    ------
         Dilution per share to new investors.....................................   $13.16
                                                                                    ======

--------

(1) Based on the closing price of our Class A common stock on January 29, 2002.

                              PLAN OF DISTRIBUTION

         The Selling Stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of Class A common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling shares:

     . ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     . block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     . purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     . an exchange distribution in accordance with the rules of the applicable exchange;

     .    privately negotiated transactions;

     .    short sales;

     . broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

     .    a combination of any such methods of sale; and

     .    any other method permitted pursuant to applicable law.

     The Selling Stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The Selling Stockholder may from time to time pledge or grant a security interest in some or all of the Stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell shares of the Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

     The Selling Stockholder also may transfer the shares of the Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     The Selling Stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed us that it does not have any agreements or understandings, directly or indirectly, with any person to distribute the Stock.

     We are required to pay all fees and expenses incident to the registration of the Stock.

                                 LEGAL MATTERS

     The law firm of Foley & Lardner will pass upon certain legal matters relating to the validity of the securities offered by this prospectus.

                                    EXPERTS

     Our consolidated financial statements, appearing in our Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by McGladrey & Pullen, LLP, independent auditors, as set forth in their report included therein and incorporated in this prospectus by reference. The consolidated financial statements are incorporated in this prospectus in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" in this prospectus certain information which we file with the Securities and Exchange Commission. This means we can fulfill, and fulfilled, our obligations to provide you with certain important information by referring you to other documents which we have filed with the Securities and Exchange Commission. The information which is incorporated by reference is an important part of this prospectus.

     We are incorporating by reference in this prospectus the following documents which we have filed, or may later file, with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The information we file with the Securities and Exchange Commission later will automatically update and supersede the present information.

     1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (SEC file number 0-23125).

     2. Our Quarterly Reports on Form 10-Q for the three months ended March 31, 2001, June 30, 2001 and September 30, 2001 (SEC file number 0-23125).

     3. All reports which we file with the Securities and Exchange Commission under the Securities Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effective date of such registration statement.

     4. The description of our capital stock in our registration statement on Form 8-A (File No. 001-15997) filed under the Securities Exchange Act on July 20, 2000, which, in turn, incorporated such description by reference to page 78 of our Preliminary Prospectus, dated April 20, 2000, filed with the Securities and

          Exchange Commission on April 21, 2000, as part of our Registration Statement on Form S-1 (No. 333-35336), and any amendments or reports filed to update the description.

     All documents which we file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this prospectus and the termination of the offering shall be deemed to be incorporated by reference into this prospectus. We will provide to each person to whom a prospectus is delivered, including any beneficial owner, a copy of any or all of the information which is incorporated by reference in this prospectus but which is not delivered with this prospectus.

     We will provide such information, at no cost to the requesting person, upon written or oral request made to:

                                General Counsel
                    Entravision Communications Corporation
                    2425 Olympic Boulevard, Suite 6000 West
                        Santa Monica, California 90404
                                (310) 447-3870

     You should rely only on the information in this prospectus or any prospectus supplement or incorporated by reference in them. We have not authorized anyone else to provide you with different information. Offers of the securities are being made only in states where the offers are permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

     This prospectus is part of a registration statement on Form S-3 that has been filed with the Securities and Exchange Commission. It does not include all of the information that is in the registration statement and the additional documents filed as exhibits with it. For more detailed information, you should read the exhibits themselves.

     We are subject to the informational requirements of the Securities Exchange Act and, in accordance with it, are required to file reports, proxy and information statements, and other information with the Securities and Exchange Commission. Such reports, proxy and information statements and other information can be inspected and copied at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information about the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. We electronically file reports, proxy and information statements, and other information with the Securities and Exchange Commission. The Securities and Exchange Commission maintains an Internet website that contains our electronically filed reports, proxy and information statements, and other information at http://www.sec.gov.
                                                           ------------------
We maintain an Internet website at http://www.entravision.com.
                                   --------------------------

                                INDEMNIFICATION

     Our restated certificate of incorporation allows us to indemnify our officers and directors to the maximum extent allowed under Delaware law. This includes indemnification for liability which could arise under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant under these provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                               _________________

     No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by Entravision Communications Corporation, a Selling Stockholder or any underwriter. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, Class A common stock in any jurisdiction to any person to whom, it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that the information contained in this prospectus is correct as of any time after the date of the prospectus or that there has been no change in the affairs of Entravision Communications Corporation after the date of this prospectus.

                               _________________

                               3,896,580 SHARES

                    ENTRAVISION COMMUNICATIONS CORPORATION

                             CLASS A COMMON STOCK
                               _________________

                                  PROSPECTUS
                               _________________

                               __________, 2002

                                     PART II

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth an itemized estimate of fees and expenses payable by the registrant in connection with the offering described in this registration statement:


Securities and Exchange Commission registration fee...........    $ 3,956

New York Stock Exchange additional listing fee................    $13,650

Counsel fees and expenses.....................................    $35,000*

Accounting fees and expenses..................................    $30,000*

Blue Sky fees and expenses....................................    $     0

Transfer agent and registrar fees.............................    $   700*

Miscellaneous.................................................    $10,000*
                                                                  -------
Total.........................................................    $93,306*
                                                                  =======

------------
*Estimate

     All of the above expenses will be paid by the registrant.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, as the same exists or may hereafter be amended, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

     Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

     Our restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, as it may be amended from time to time, none of our directors will be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director, except for (i) liability resulting from a breach of the director's duty of loyalty to us or our stockholders, (ii) acts or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) a transaction from which the director derived an improper personal benefit.

     Our restated certificate of incorporation also provides mandatory indemnification for the benefit of our directors and officers and discretionary indemnification for the benefit of our employees and agents, in each instance to the fullest extent permitted by Delaware law, as it may be amended from time to time. In addition, we have entered into individual indemnification agreements with each of our directors and officers providing additional indemnification benefits. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. We provide directors' and officers' liability insurance coverage for our directors and officers.

ITEM 16.  EXHIBITS

Exhibit No.    Description
----------     -----------

5 ...........  Opinion of Foley & Lardner

10.1 ........  Secured Promissory Note dated December 18, 2000

10.2 ........  Limited Liability Company Agreement of Lotus/Entravision Reps LLC
               dated as of August 10, 2001

23.1 ........  Consent of Foley & Lardner (included in Exhibit 5)

23.2 ........  Consent of McGladrey & Pullen, LLP

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
          Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
          1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on this 29th day of January, 2002.

                                   Entravision Communications Corporation



                                   By:   /s/ Walter F. Ulloa
                                       -----------------------------------------
                                                  Walter F. Ulloa,
                                          Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

          Signature                               Title                                  Date
          ---------                               -----                                  ----
    /s/ Walter F. Ulloa           Chairman and Chief Executive Officer             January 29, 2002
-----------------------------
       Walter F. Ulloa                (principal executive officer)

  /s/ Philip C. Wilkinson        President, Chief Operating Officer and            January 29, 2002
-----------------------------
     Philip C. Wilkinson                        Director

                                 Executive Vice President, Treasurer and           January 29, 2002
    /s/ Jeanette Tully         Chief Financial Officer (principal financial
-----------------------------
        Jeanette Tully          officer and principal accounting officer)

    /s/ Paul A. Zevnik
-----------------------------            Secretary and Director                    January 29, 2002
        Paul A. Zevnik

  /s/ Darryl B. Thompson
-----------------------------                   Director                           January 29, 2002
     Darryl B. Thompson

   /s/ Amador S. Bustos
-----------------------------                   Director                           January 29, 2002
       Amador S. Bustos

   /s/ Andrew W. Hobson
-----------------------------                   Director                           January 29, 2002
       Andrew W. Hobson

  /s/ Michael D. Wortsman
-----------------------------                   Director                           January 29, 2002
     Michael D. Wortsman

         Signature                        Title                   Date
         ---------                        -----                   ----

   /s/ Michael S. Rosen
-----------------------------            Director             January 29, 2002
       Michael S. Rosen


-----------------------------            Director             January __, 2002
      Esteban E. Torres

  /s/ Patricia Diaz Dennis
-----------------------------            Director             January 29, 2002
     Patricia Diaz Dennis